Exhibit 16.1

FEDERATED HERMES ADVISER SERIES

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Hermes Adviser Series (the “Trust”), hereby consent, in accordance with the laws of the State of Delaware and Article IV of the Declaration of Trust, and Article IV, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Hancock Horizon Quantitative Long/Short Fund, a portfolio of The Advisors’ Inner Circle Fund II, into Federated Hermes MDT Market Neutral Fund, a portfolio of the Trust.

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WITNESS the due execution hereof this 11th day of November, 2020.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John T. Collins John T. Collins	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ John B. Fisher John B. Fisher	/s/ Madelyn A. Reilly Madelyn A. Reilly
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh